Exhibit 10.4

AADI BIOSCIENCE, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into as of August 26, 2021, by and between Aadi Bioscience, Inc. ( “Aadi”), and Neil Desai (“Executive”). This Agreement will be effective as of the effective time of the Merger (as defined below) (such date, the “Effective Date”).

RECITALS

WHEREAS, on May 16 2021, Aadi entered into an Agreement and Plan of Merger with Aerpio Pharmaceuticals, Inc. (“Aerpio”) and certain other parties (such agreement, the “Merger Agreement”), pursuant to which a wholly-owned subsidiary of Aerpio will merge with and into Aadi with Aadi surviving as a wholly-owned subsidiary of Aerpio, with Aerpio changing its name shortly following the completion of the transactions contemplated by the Merger Agreement (the “Merger”) to Aadi Bioscience, Inc. (“Parent”) as the publicly traded company; references to the “Company” in this Agreement shall mean Parent or Aadi or its successor, as applicable;

WHEREAS, the Company wishes to retain the services of Executive following the Effective Date and Executive wishes to be employed by the Company following the Effective Date on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Executive will continue to serve as the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by Parent’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. During the Employment Term, Executive will serve on Parent’s Board, subject to any required Board and/or stockholder approval.

(c) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s reasonable business efforts and time to the Company, subject to the terms hereof. For the duration of the Employment Term, Executive agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, except for such time and effort, not to exceed 15% of Executive’s working time based on a normal 40 hour work week, whether or not compensated, associated with Aadigen, LLC (in which Executive is currently the 100% owner) or work on the Desai Products, and provided that following the Effective Date, such engagement, employment, occupation or consulting activity for other entities shall not require Executive to hold the title of Chief Executive Officer. For the purposes of this Agreement, “Desai Products” means any or all of the products at any stage of development, in Executive’s personal enterprises, including without limitation Aadigen, LLC, including products and technologies comprising amino acid constructs or peptides and their uses, and their combinations with small molecules, oligonucleotides, polynucleotides, or proteins for pharmaceutical or non-pharmaceutical applications. Additionally, Executive will be allowed to maintain his existing board positions in Mercator Medsystems, Divincell SAS, and Aadigen, LLC and shall be allowed to hold a board position in one additional company that is not affiliated with the Company, subject to Executive’s compliance with the Confidential Information Agreement.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3. Compensation.

(a) Base Salary. Effective as of the Effective Date, the Company will pay Executive an annual salary of $600,000 as compensation for Executive’s employment services to the Company (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Target Bonus. Effective as of the Effective Date, Executive will be eligible to receive an annual bonus of up to 60% of Executive’s Base Salary upon achievement of performance objectives to be determined by the Board or its authorized committee (the “Committee”) in its sole discretion (the “Target Bonus”). The achieved portion of Executive’s Target Bonus, if any, will be paid, less applicable withholdings, as soon as practicable after the Committee determines that the Target Bonus has been earned, but in no event shall the Target Bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned.

(c) Equity. During the Employment Term, Executive will be eligible to receive equity awards pursuant to any plans or arrangements Parent may have in effect from time to time. The Committee will determine in its discretion whether Executive will be granted any equity awards and the terms of any equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Executive shall also be entitled to five weeks of vacation, accruing annually, and participation in any 401(k) or employee benefit plan established by the Company, each as subject to the terms and conditions of such plans or programs adopted by the Company.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Severance.

(a) Termination for other than Cause, Death or Disability Apart from a Change of Control. If, outside of the Change of Control Period, (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) the Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will be entitled to receive:

(i) continuing payments of severance pay for a period of twelve (12) months at a rate equal to the sum of (A)(x) one hundred percent (100%) of Executive’s Base Salary rate, as then in effect, plus (y) the sum of all performance bonuses paid to Executive for the Company’s fiscal year immediately preceding the fiscal year in which Executive’s termination of employment occurs divided by (B) 12. The severance will be paid, less applicable withholdings, in installments over the severance period described herein with the first payment to commence on the sixty-first (61st) day following Executive’s termination of employment (and include any severance payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date), with any remaining payments paid in accordance with the Company’s normal payroll practices for the remainder of the severance period following Executive’s termination of employment (subject to any delay as may be required by Section 7(c)).

(ii) if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of eighteen (18) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 6(a)(ii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive and/or Executive’s eligible dependents elect COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to eighteen (18) payments. Any such taxable monthly payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date instead will be paid on the sixty-first (61st) day following Executive’s termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Section 7(c)). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iii) if termination occurs within twelve (12) months of the Effective Date of this Agreement, accelerated vesting as to one hundred percent (100%) of Executive’s then-outstanding unvested equity awards to acquire Parent common stock.

(b) Termination for other than Cause, Death or Disability or Resignation by Executive for Good Reason Related to a Change of Control. If, within the Change of Control Period (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) the Executive resigns from such employment for Good Reason, then, subject to Section 8, Executive will be entitled to receive:

(i) a lump sum payment equal to one hundred and fifty percent (150%) of the sum of: (A) Executive’s Base Salary, as then in effect, or if greater, at the level in effect immediately prior to the Change of Control, plus (B) Executive’s Target Bonus in effect for the fiscal year in which Executive’s termination of employment occurs. The severance will be paid, less applicable withholdings, on the sixty-first (61st) day following Executive’s termination of employment in accordance with the Company’s normal payroll practices (subject to any delay as may be required by Section 7(c)). For the avoidance of doubt, if (x) Executive incurred a termination of employment prior to a Change of Control that qualifies Executive for severance payments under Section 6(a)(i); and (y) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 6(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 6(b)(i), less amounts already paid under Section 6(a)(i).

(ii) if Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of eighteen (18) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be subject to the same conditions, limitations, and restrictions as the COBRA benefits described in Section 6(a)(ii); provided, however, that if the Company provides Executive a taxable monthly payment in lieu of COBRA reimbursement, such payment will be subject to the same conditions, limitations, and restrictions as COBRA benefits described in Section 6(a)(ii). For the avoidance of doubt, if (x) Executive incurred a termination of employment prior to a Change of Control that qualifies Executive for COBRA benefits under Section 6(a)(ii); and (y) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the benefits under this Section 6(b)(ii), then Executive’s benefits under this Section 6(b)(ii) shall be offset by the benefits already provided to Executive under Section 6(b)(i).

(iii) accelerated vesting as to one hundred percent (100%) of Executive’s then-outstanding and unvested equity awards to acquire Parent common stock.

(c) Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

(d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, including any prior employment agreements entered into between the Company and Executive. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 7.

7. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(b) Reserved.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(iv) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.

(d) Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 10). In the event Executive breaches the provisions of the Confidential Information Agreement, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6(a) or (b) will immediately cease.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) the willful failure, disregard, or refusal by Executive to perform the services hereunder or follow the reasonable instructions of the Board; provided, however, that any willful failure, disregard, or refusal by Executive to perform the services hereunder that can reasonably be cured shall not constitute Cause unless cure is not effected, as determined in good faith by the Board, within thirty (30) days after notice thereof is received by the Executive from the Company; (ii) any willful or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise) as determined in good faith by the Board, the business or reputation of the Company or any of its subsidiaries or affiliates; (iii) Executive’s conviction of, guilty plea, or plea of nolo contendere to any felony or a misdemeanor involving moral turpitude; (iv) the determination by the Company, after a reasonable and good faith investigation by the Company following a written allegation by an employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex, disability, or race discrimination) unless Executive’s actions were specifically directed by the Board; or (v) material breach by the Executive of any provision of this Agreement or any Confidential Information Agreement.

(b) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i) a change in the ownership of Parent which occurs on the date that any one person (as defined in Section 13(d) and Section 14(d) of the Exchange Act), or more than one person acting as a group (“Person”), acquires ownership of the stock of Parent that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of Parent; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of Parent will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of Parent as a result of a private financing of Parent that is approved by the Board also will not be considered a Change of Control. Further, if the stockholders of Parent immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of Parent or of the ultimate parent entity of Parent, such event shall not be considered a Change of Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own Parent, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) a change in the ownership of a substantial portion of Parent’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Parent that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of Parent immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of Parent’s assets: (A) a transfer to an entity that is controlled by Parent’s stockholders immediately after the transfer, or (B) a transfer of assets by Parent to: (1) a stockholder of Parent (immediately before the asset transfer) in exchange for or with respect to Parent’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by Parent, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of Parent, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (8)(b)(ii). For purposes of this subsection (ii), gross fair market value means the value of the assets of Parent, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Parent.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of Parent’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Parent’s securities immediately before such transaction.

(c) Change of Control Period. For purposes of this Agreement, “Change of Control Period” means the period that begins three (3) months prior to a Change of Control and ends twelve (12) months following a Change of Control.

(d) Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e) Disability. For purposes of this Agreement, “Disability” means that Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment for a period of ninety (90) consecutive days or more, or more than one hundred and eighty (180) days within any twelve (12)-month period, in each case, determined by the Board.

(f) Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material breach of any provision of this Agreement by the Company; (ii) any material reduction by the Company of Executive’s duties, responsibilities, or authority which causes Executive’s position to become materially of less responsibility or authority than Executive’s position as of immediately following the Effective Date; it being understood that a change to Executive’s title resulting in him no longer serving as Chief Executive Officer would constitute “Good Reason” under this Agreement; (iii) a material relocation of the Company’s principal place of business of Executive outside of the Los Angeles Metropolitan area; or (iv) a material (more than 7%) diminution in Executive’s base salary (other than in the context of salary or consideration reductions applied in identical percentages to all executive officers of the Company). Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(g) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

9. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards.

A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to the severance benefits or other payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

10. Confidential Information. Executive agrees to execute the Company’s Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) concurrently with the execution of this Agreement.

11. Reserved.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of Parent or AADi, as applicable. Any such successor of Parent or AADi, as applicable will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of Parent or AADi, as applicable. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

AADi Bioscience, Inc.

17383 Sunset Boulevard, Suite A250

Pacific Palisades, CA 90272

Attn: Board of Directors

If to Executive:

at the last residential address known by the Company.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration. Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, shall be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

16. Integration. This Agreement, along with the Confidential Information Agreement and the plan and agreements governing your outstanding equity awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Employment Agreement by and between the Executive and AADi dated January 1, 2017. With respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such equity awards except to the extent the applicable equity award agreement expressly supersedes this Agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

21. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

AADI BIOSCIENCE, INC.

By:	/s/ Caley Castelein	Date: August 26, 2021
Title:	Chair of the Board of Directors

EXECUTIVE:

/s/ Neil Desai		Date: August 26, 2021
NEIL DESAI, PH.D.

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]